Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the inclusion in the Registration Statement on Form S-4 of First Community Corporation of my report dated January 13, 2006 relating to the consolidated balance sheets of First Community Corporation as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income (loss) and cash flows for three years ended December 31, 2005, 2004 and 2003.

/s/ Clifton D. Bodiford, CPA

Clifton D. Bodiford, CPA

Columbia, South Carolina
March 24, 2006